SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

____

FACSIMILE (212) 455-2502

VIA EDGAR                                                                                                          July 10, 2008

Re:	Capmark Financial Group Inc.
and Subsidiary Guarantors
Amendment No. 3 to Registration Statement on Form S-1 filed July 10, 2008
(File No. 333-149970)

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Attn: Michael Clampitt

On behalf of issuer Capmark Financial Group Inc., a Nevada corporation (the “Issuer”) and the subsidiary guarantors, we hereby transmit for filing by direct electronic transmission under the Securities Act of 1933, as amended, an amendment (“Amendment No. 3”) to the above-referenced registration statement (the “S-1 Registration Statement”).

If you have any questions on the above-referenced Amendment No. 3, please contact Maripat Alpuche at (212) 455-3971.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP